ENERGY TRANSFER PARTNERS TO ACQUIRE CERTAIN INTERESTS IN PENNTEX MIDSTREAM PARTNERS
Energy Transfer to own general partner, incentive distribution rights, and approximately 65% of total limited partner interests in PennTex
Complementary asset base of PennTex and Energy Transfer positions ETP for significant growth and value creation in northern Louisiana

DALLAS - October 25, 2016 - Energy Transfer Partners, L.P. (NYSE: ETP) today announced it has entered into a definitive agreement to acquire certain interests in PennTex Midstream Partners, LP (NASDAQ: PTXP) from various parties (“Sellers”) for total consideration of approximately $640 million. Upon closing the transaction, ETP will own 100% of the general partner of PTXP, together with all of its incentive distribution rights (IDRs), as well as 6.3 million common units and all 20 million subordinated units of PTXP, representing approximately 65 percent of the total limited partner interests in PTXP.
The acquisition consideration paid by ETP will be 50 percent ETP common units issued directly to Sellers and 50 percent cash. The cash portion of the purchase price will be funded with a combination of proceeds from common units recently issued under ETP’s At-The-Market program and borrowings under its revolving credit facility. Additionally, in conjunction with the transaction, Energy Transfer Equity, L.P. (NYSE: ETE) has agreed to an IDR waiver in the amount of $33 million annually that will run in perpetuity.
PTXP owns midstream assets strategically located in the Terryville Complex in northern Louisiana that consist of a rich natural gas gathering system, two cryogenic natural gas processing plants totaling 400 million cubic feet per day of capacity, along with residue gas and natural gas liquids (NGLs) pipelines. These assets complement ETP’s existing midstream footprint in the region and position ETP for significant growth and value creation.
PTXP’s primary customer is Range Resources Corporation (NYSE: RRC). In addition to long-term fee-based gathering and processing agreements that include minimum volume commitments, PTXP and RRC are parties to an agreement, which provides PTXP the exclusive right to build all of the midstream infrastructure for RRC within an area of mutual interest (AMI) in northern Louisiana and to provide midstream services to support RRC’s current and future production on substantially all of its operated acreage within the AMI.
The transaction is expected to close in the fourth quarter of 2016, subject to customary closing conditions.
Credit Suisse acted as the financial advisor to ETP for the transaction. Andrews Kurth Kenyon LLP served as legal counsel to ETP.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,500 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of pipelines, terminalling and acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
PennTex Midstream Partners, LP is a growth-oriented master limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America. PTXP provides natural gas gathering and processing and residue gas and natural gas liquids transportation services to producers in the Terryville Complex in northern Louisiana. For more information, visit www.penntex.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

Contacts
Energy Transfer:
Investor Relations:
Brent Ratliff or Lyndsay Hannah
214-981-0795 (office)

Media Relations:
Vicki Granado
214-498-9272 (cell)